Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Robert A. Virtue, President and CEO Douglas A. Virtue, Executive Vice President Robert E. Dose, Vice President of Finance Virco Mfg. Corporation (310) 533-0474
Virco Announces Third Quarter Results
Torrance, California — December 9, 2010 — Virco Mfg. Corporation (NASDAQ: VIRC) today announced third quarter and year-to-date results in the following letter to stockholders from Robert A. Virtue, President and CEO:
Results for the third quarter ended October 31, 2010, continued to track the constrained trajectory of the first half of the year, reflecting ongoing funding challenges in our core market of publicly-funded K-12 educational furniture and equipment.
For the three months of August through October, traditionally the tail end of our summer delivery season, revenue was $60,779,000 compared to $62,920,000 in the same period last year, a decline of 3.4%. Lower prices in response to a highly competitive environment reduced gross profit in the three months ended October 31, 2010 to $17,193,000 from $21,045,000 in the corresponding period last year, a decline of 18.3%. Revenue for the nine months ended October 31, 2010 was $158,002,000 versus $164,592,000 in the corresponding period last year, a decline of 4%. Gross profit for the nine months ended October 31, 2010 was $46,436,000 versus $55,121,000 in the corresponding period last year, a decline of 15.8%.
As with the last several recessions, the public sector continues to lag the overall economic recovery. 2010 has been a year of significantly lower tax receipts for many states and municipalities and it now appears that 2011 will also be a challenging year for these smaller government entities.
Here are our results for the third quarter and the nine months ended October 31, 2010, and the comparable period last year:

	Three Months Ended		Nine Months Ended
	10/31/2010	10/31/2009	10/31/2010	10/31/2009
	(In thousands, except share data)		(In thousands, except share data)

Net sales	$60,779	$62,920	$158,002	$164,592
Cost of sales	43,586	41,875	111,566	109,471

Gross profit	17,193	21,045	46,436	55,121
Selling, general administrative & other expense	17,316	17,500	48,075	49,370

Income (loss) before income taxes	(123)	3,545	(1,639)	5,751
Income tax (benefits) expense	(277)	640	(749)	1,787

Net income (loss)	$154	$2,905	$(890)	$3,964

Cash dividend declared	$0.05	$0.05	$0.10	$0.10

Net income (loss) per share - basic (a)	$0.01	$0.21	$(0.06)	$0.28
Net income (loss) per share - diluted	0.01	0.20	(0.06)	0.28

Weighted average shares outstanding — basic (a)	14,152	14,162	14,123	14,172
Weighted average shares outstanding — diluted	14,174	14,182	14,123	14,182

(a)	Net loss per share — diluted was calculated based on basic shares outstanding due to the anti-dilutive effect on the inclusion of common stock equivalent shares.

	10/31/2010	1/31/2010	10/31/2009
Current assets	$53,256	$56,906	$53,043
Non-current assets	58,725	61,194	59,865
Current liabilities	22,714	22,926	21,091
Non-current liabilities	26,519	30,236	23,098
Stockholders’ equity	62,748	64,938	68,719
We are frequently asked when we expect things to improve. Despite some encouraging individual projects and what now, at the end of the season, appears to have been a modest gain in market share for 2010, the underlying ills facing our market seem likely to persist for at least one more delivery cycle, and possibly two. In addition to the continuing challenges facing tax-supported government spending, it now appears that municipal and state bonds may be entering a period of difficulty. Bond funding has been one of the more reliable and resilient elements of our market for the past few years, so this new development concerns us.
As we have throughout this recession, we continue to focus on ways to strengthen both our balance sheet and our brand. Bank borrowings under our seasonal credit facility with Wells Fargo were slightly higher at the end of the third quarter compared to last year, but as of this report are comparable to last year. We are tightly controlling our inventory levels and this control is contributing to stable cash flows compared to last year. As recently reported, we’ve also been pleased that these controls have allowed us to continue paying a regular cash dividend to stockholders.
On the brand development side, we are continuing with the aggressive product development campaign that we launched seven years ago. One of our core strategies is to source as much product as possible from our own U.S. factories. This allows us to closely control the inputs of safe, high-quality raw materials as well as giving us greater flexibility in specifications, colors and on-time delivery.
As a consequence of this strategy, much of our R&D is focused on tooling and process enhancement. These capital investments have proceeded unabated through the recession, reflecting our long-term commitment to supporting America’s public education system with American-made furniture and equipment. It’s been a challenge, but we’re proud that we’ve been able to preserve these high-quality manufacturing jobs.
In a related effort, we continued to make progress on our long-term sustainability initiatives. This year we entered full production on an in-house recycling process that so far has generated over 1,000,000 pounds of raw material. This process will contribute to our goal of 100% utilization of all raw materials that enter our factory doors (in 2009 we hit 98%). It also supports our unique “Take-Back” program in which we assist customers by recycling furniture that has reached the end of its useful life. Importantly, we don’t limit our Take-Back program only to Virco furniture—we will happily recycle furniture from any source, converting it into new, comfortable, long-lived designs that extend the life of the original raw materials and illustrate in a highly tangible way our deep commitment to sustainability in all its manifestations.
This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: business strategies; market demand and product development; economic conditions; state and municipal bond funding; dividend payments, sustainability initiatives; pricing; and seasonality. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those which are anticipated. Such factors include, but are not limited to: changes in general economic conditions including raw material, energy and freight costs; state and municipal bond funding, state, local and municipal tax receipts; the seasonality of our markets; the markets for school and office furniture generally; the specific markets and customers with which we conduct our principal business; and the competitive landscape, including responses of our competitors to changes in our prices. See our Annual Report on Form 10-K for the year ended January 31, 2010, and other materials filed with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.
End of filing